Exhibit 23.02

                           Consent of Independent Auditors

The Board of Directors
Hemispherx Biopharma, Inc.

We consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-57134) of Hemispherx Biopharma, Inc. of our report dated February 19, 2000, with respect to the consolidated statements of operations, changes in stockholders' equity, and comprehensive loss and cash flows of Hemispherx Biopharma, Inc. and subsidiaries for the year ended December 31, 1999 which report appears in the annual report on Form 10-K of Hemispherx Biopharma, Inc.

                                       /x/ KPMG, LLP

Philadelphia, Pennsylvania
April 9, 2002